Exhibit 99.1

High Roller Reports Q3 2025 Results

●	Q3 2025 revenue of $6.3 million, revenue of approximately $20.0 million the nine months ended September 30, 2025, a slight increase YoY
●	Company increased gross margins, lowered operating expenses, and positive Adjusted EBITDA of $622 thousand
●	High Roller achieved its first ever quarterly profit as a public company

Las Vegas, Nevada, November 11, 2025 High Roller Technologies (“High Roller” and the “Company”) (NYSE: ROLR), operator of the award-winning, premium online casino brands High Roller, Fruta and Kassuuu, today reported its financial results for the third quarter ended September 30, 2025. High Roller currently offers more than 6,000 games from over 90 game providers, representing one of the widest online casino game portfolios in the world, including video slots, blackjack, roulette, baccarat, craps, video poker, and more.

Seth Young, Chief Executive Officer of High Roller Technologies, commented, “High Roller delivered a standout third quarter, achieving quarterly profitability for the first time since becoming a public company — a major milestone that underscores the strength of our strategic transformation. This success reflects the dedication of our incredible team, disciplined financial management, and unwavering commitment to operational excellence.”

“During Q3, High Roller generated $6.3 million in total revenue, including approximately $5 million in net gaming revenue, and delivered positive net income. Our strategy centers on creating long-term shareholder value through smart growth, robust governance, and exceptional customer experiences. We’re committed to doing this the right way; with prudence, compliance, and performance discipline. We’re only beginning to unlock the full potential of our brand and our team, and our conviction remains incredibly strong as we take steps towards implementing new products and expanding into new markets.”

Q3 2025 Highlights

●	Achieved first quarterly profit as a public company, increase in unrestricted cash and cash equivalents QoQ
●	Launched new, localized online casino brand Kassuuu
●	Decreased operating expenses, streamlined costs, optimized marketing spend, and enhanced efficiency
●	Commenced data transformation and unification effort, enhancing business intelligence and reporting suite via AI and machine learning technologies
●	Increased stockholder equity to $6.6 million
●	Made significant progress towards Ontario market launch, estimated H1 2026
●	Served approximately 21,800 active users and 20,128 unique depositing customers during the quarter, an increase of approximately 11% and 18% QoQ respectively
●	Total wagers exceeded $146 million, demonstrating a resilient core customer base
●	Strategic planning for market expansion and product diversification

Third Quarter 2025 Financial Summary

●

The Company reported total revenue of $6.3 million for the third quarter ended September 30, 2025, a decrease of 16%, as compared to $7.5 million during the same quarter that ended September 30, 2024. This is due to exiting certain markets and focusing efforts on markets that produce more profitable revenue.

●

The Company reported Adjusted EBITDA of $622 thousand for the three months ended September 30, 2025, an increase of 72% QoQ and up from $40 thousand as compared to the three months ended September 30, 2024, resulting in an Adjusted EBITDA margin of 9.9%.

●

The Company reported total operating expenses of $6.2 million for the three months ended September 30, 2025, a decrease of 22%, as compared to $8 million during the same quarter ended September 30, 2024. As a result, operating income was $80 thousand, compared with an operating loss of $474 thousand for the same three months in 2024, and a loss of $502 thousand for the quarter ended June 30, 2025.

●

The Company reported adjusted earnings per share of $0.07 for the three months ended September 30, 2025, as compared to adjusted earnings per share of $0.01 for the three months ended September 30, 2024.

●

Cash and cash equivalents totaled approximately $3.5 million, $770 thousand of which is restricted as of September 30, 2025, as compared to $3.6 million, $934 thousand of which was restricted, as of June 30, 2025.

Financial Results

Additional information with respect to the Company’s business, operations and financial condition as of and for the three months ended September 30, 2025, is contained in the Company’s Quarterly Report on Form 10-Q for the three month period ended September 30, 2025, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov.

About High Roller Technologies, Inc.

High Roller Technologies, Inc. is a leading global online gaming operator known for its innovative casino brands, High Roller, Fruta, and Kassuuu, listed under the ticker ROLR on the NYSE. The Company delivers a cutting-edge real-money online casino platform that is intuitive and user-friendly. With a diverse portfolio of over 6,000 premium games from more than 90 leading game providers, High Roller Technologies serves a global customer base, offering an immersive and engaging gaming experience in the rapidly expanding multi-billion iGaming industry. The online casino features enhanced search engine optimization, machine learning, seamless direct API integrations, faster load times, and superior scalability.

As an award-winning operator, High Roller Technologies continues to redefine the future of online gaming through innovation, performance, and a commitment to excellence. For more information, please visit the High Roller Technologies, Inc. investor relations website, X, Facebook, and LinkedIn pages.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include such factors as discussed throughout Part I, Item 1A. Risk Factors and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2024 and throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and in Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

ir@highroller.com

800-460-1039

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except share and per share data)	2025	2024	2025	2024

Revenues, net	$6,281	$7,516	$19,988	$19,826

Operating expenses
Direct operating costs:
Related party	960	945	1,858	2,568
Other	1,724	2,671	6,480	7,740
General and administrative:
Related party	2	2	5	167
Other	2,449	1,877	7,584	7,169
Advertising and promotions:
Related party	93	194	1,076	408
Other	642	1,942	5,546	4,819
Product and software development:
Related party	—	46	—	193
Other	331	313	1,073	541
Total operating expenses	6,201	7,990	23,622	23,605
Income (loss) from operations	80	(474)	(3,634)	(3,779)

Other expenses
Interest expense, net	(55)	(27)	(154)	(77)
Other (expense) income	—	—	(1)	2
Total other expenses	(55)	(27)	(155)	(75)

Loss before income taxes	25	(501)	(3,789)	(3,854)
Income tax expense	(3,642)	—	(3,588)	—
Net income (loss)	$3,667	$(501)	$(201)	$(3,854)

Other comprehensive loss
Foreign currency translation adjustment	(50)	145	(82)	17
Comprehensive income (loss)	$3,617	$(356)	$(283)	$(3,837)

Net income (loss) per common share:
Net income (loss) per common share – basic	$0.43	$(0.07)	$(0.02)	$(0.55)
Weighted average common shares outstanding – basic	8,467,841	7,013,302	8,424,869	7,005,541

Net income (loss) per common share:
Net income (loss) per common share – diluted	$0.39	$(0.07)	$(0.02)	$(0.55)
Weighted average common shares outstanding – diluted	9,522,279	7,013,302	8,424,869	7,005,541

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30,	December 31,
(in thousands, except share and per share data)	2025	2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,728	$6,869
Restricted cash	770	1,085
Prepaid expenses and other current assets	392	825
Total current assets	3,890	8,779
Due from affiliates	1,362	1,624
Property and equipment, net	406	372
Operating lease right-of-use asset, net	877	910
Intangible assets, net	5,806	4,899
Deferred tax asset	3,642	—
Other assets	60	41
Total assets	$16,043	$16,625

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,118	$1,560
Accrued expenses	3,657	4,307
Player liabilities	866	662
Due to affiliates	2,892	3,406
Short-term unsecured notes payable to stockholders	—	90
Operating leases obligation, current	186	143
Total current liabilities	8,719	10,168
Other liabilities	61	7
Operating lease obligation, noncurrent	683	729
Total liabilities	9,463	10,904
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; 60,000,000 shares authorized; 8,473,303 shares and 8,350,882 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	8	8
Additional paid-in capital	32,699	31,557
Accumulated deficit	(27,344)	(27,143)
Accumulated other comprehensive income	1,217	1,299
Total stockholders’ equity	6,580	5,721
Total liabilities and stockholders’ equity	$16,043	$16,625

HIGH ROLLER TECHNOLOGIES, INC. AND SUBSIDIARIES
GAAP NET GAIN (LOSS) TO NON-GAAP ADJUSTED EBITDA

Non-GAAP Financial Measures

This Report includes Adjusted EBITDA and Adjusted Earnings (Loss) Per Share, which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA and Adjusted Earnings (Loss) Per Share are useful in evaluating our operating performance, similar to measures reported by our publicly-listed U.S. competitors, and regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted Earnings (Loss) Per Share are not intended to be a substitute for any U.S. GAAP financial measure. As calculated, they may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

We define and calculate Adjusted EBITDA as net income (loss) before the impact of interest income and expense, income tax provision or benefit, and depreciation and amortization, and further adjusted for the following items: stock-based compensation; and other non-recurring and non-operating costs or income, as described in the reconciliation below.

We define and calculate Adjusted Earnings (Loss) Per Share as basic earnings (loss) per share attributable to common stockholders before the impact of amortization of acquired intangible assets; stock-based compensation; and other non-recurring and non-operating costs or income, as described in the reconciliation below.

We include non-GAAP financial measures because they are used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA and Adjusted Earnings (Loss) Per Share exclude certain expenses that are required in accordance with U.S. GAAP because they are non-recurring items (for example, in the case of severance costs), non-cash expenditures (for example, in the case of amortization of acquired intangible assets, depreciation and amortization and stock-based compensation), or non-operating items which are not related to our underlying business performance (for example, in the case of interest expense).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024

Revenues	$6,281	$7,516	$19,988	$19,826
Net income (loss)	3,667	(501)	(201)	(3,854)

Add back items:
Stock-based compensation expense (1)	333	80	1,142	753
Depreciation and amortization (2)	97	65	257	172
Interest expense, net	55	27	154	77
Income tax	(3,642)	—	(3,588)	—
Foreign exchange transaction loss	92	369	421	1,084
Other (3)	20	—	276	93
Adjusted EBITDA	$622	$40	$(1,539)	$(1,675)
Adjusted EBITDA margin	10%	1%	(8)%	(8)%
Adjusted earnings (loss) per share	0.07	0.01	(0.18)	(0.24)

(1) Includes restricted shares, stock options, equity-settled restricted share units, cash-settled restricted share units and equity-settled performance-based restricted share units granted to employees and directors (including related employer payroll taxes).

(2) Includes amortization of intangible assets generated through business acquisitions and depreciation of property and equipment, amortization of contract costs, and amortization of internally developed software and other intangible assets. Excludes amortization of right of use assets.

(3) Includes severance costs and non-recurring compensation payments and gain/loss on disposal of asset.